Exhibit 99.1

SurModics Third Quarter 2003 Results

Contact:
Philip D. Ankeny
Vice President & CFO
952-829-2700

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports Record Quarterly Results

125% Rise in Net Income on 69% Revenue Gain

EDEN PRAIRIE, Minnesota – July 17, 2003 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification solutions to medical device manufacturers, today reported its financial results for the third quarter ended June 30, 2003.

     Revenue for the third quarter of fiscal 2003 increased 69% to $12.8 million, a quarterly record, from $7.6 million in the comparable period of fiscal 2002. Operating income rose 140% to $7.0 million from $2.9 million, and net income increased 125% to $4.6 million, or $.26 per diluted share, from $2.0 million, or $.11 per diluted share, in the same period last year.

     For the first nine months of fiscal 2003, revenue increased 47% to $30.6 million from $20.8 million in fiscal 2002, and operating income rose 94% to $13.8 million. Net income increased 83% to $9.5 million, or $.53 per diluted share, from $5.2 million, or $.29 per diluted share, in the first nine months of fiscal 2002.

     “These outstanding results are a testament to the value SurModics’ products bring to our customers,” said Dale Olseth, Chairman and CEO. Strong third quarter revenue benefited from the highly anticipated CYPHER Stent launch in the U.S. by Johnson & Johnson’s Cordis division.

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SurModics Third Quarter 2003 Results

     The CYPHER Stent, which received U.S. Food and Drug Administration approval on April 24, 2003, incorporates SurModics’ patented drug-eluting coating. Current quarter results include royalties earned on CYPHER Stents sold in the U.S. and abroad during the quarter ended June 30, 2003.

     The early success of the CYPHER Stent launch contributed significantly to the $7.4 million of coatings royalty revenue, a 226% increase over the third quarter of fiscal 2002. In addition, coatings royalties benefited from an approximate $1.0 million in back royalties due on product sales by one of our 56 licensed customers.

     Third quarter results also include a $500,000 milestone license fee from Amersham Biosciences for a product that was recently introduced to the market. Added Olseth, “While it’s too early to determine the future financial impact of this new product, we think it’s a good indication of Amersham’s commitment to the genomics market.”

     SurModics continues to add to its development pipeline and ended the quarter with a record 28 non-licensed projects in paid development. In addition, the Company executed four new license agreements during the quarter.

     SurModics’ balance sheet remains strong, with $94.5 million of total assets, $81.7 million of stockholders’ equity and no debt. As of June 30, the Company’s cash and investments totaled $47.1 million.

Outlook

     Prospects for the full year 2003 continue to show strong growth. However, we cannot provide specific earnings guidance for the final quarter of fiscal 2003. The Company believes that fourth quarter results will depend importantly on several factors related to the CYPHER Stent, including market acceptance, product pricing and supply, reimbursement, competition and other factors, which could significantly impact CYPHER Stent sales.

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SurModics Third Quarter 2003 Results

     Olseth said, “Fiscal year 2003 will be a record year for SurModics. Going forward, we remain optimistic about future opportunities. Given our broad portfolio of patented core technologies and our high visibility and enhanced credibility stemming from recent product successes, we are seeing accelerating customer activity.”

     SurModics will host a Webcast at 4:00 p.m. CT (5:00 p.m. ET) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the Company’s Web site, www.surmodics.com, and click on the Webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the third quarter conference call, dial 800-405-2236 and enter conference call ID # 544001. The audio replay will be available beginning at 6:00 p.m. CT on Thursday, July 17, until 5:00 p.m. CT on Monday, July 21.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification solutions, licenses its patented coating process to medical device manufacturers around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

Forward-Looking Statements

     Certain statements contained in this press release are considered “forward-looking statements” which provide current expectations or forecasts of future events, including the Company’s expectations regarding the growth in royalties, revenues and earnings, the impact of revenue from Cordis Corporation, and future product introductions. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such statements involve a variety of risks and uncertainties, known and unknown. Important factors that could cause actual results to differ from expected or historic results include, among others, the Company’s ability to attract new licensees and to enter into agreements for additional applications with existing licensees, the willingness of potential customers to sign license agreements under the terms offered by the Company, the Company’s ability to maintain satisfactory relationships with its licensees, the success of ongoing development projects and outcome of human clinical studies, the success of existing licensees in selling products incorporating the Company’s technology, the Company’s

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SurModics Third Quarter 2003 Results

significant dependence upon Cordis, which causes our results to be subject indirectly to factors affecting Cordis and its CYPHER Stent program, including among others, the rate of market penetration by Cordis, the timing of market introduction of competing products, intellectual property litigation generally and specifically the litigation involving Boston Scientific Scimed, Inc. and Cordis currently pending in U.S. District Court for the District of Delaware, strategies of licensees, market demand, new product development, intellectual property protection, the Company’s ability to manage its growth, and general economic factors. Investors are advised to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.

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SurModics Third Quarter 2003 Results

SurModics, Inc.
Income Statements
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(Unaudited)		(Unaudited)
Revenue	$12,819	$7,601	$30,608	$20,769
Operating expenses:
Product	582	678	1,952	1,932
Research & development	3,133	2,323	8,719	7,015
Sales & marketing	575	346	1,646	1,065
General & administrative	1,570	1,351	4,485	3,650

Total operating expenses	5,860	4,698	16,802	13,662

Income from operations	6,959	2,903	13,806	7,107
Investment income	487	326	1,524	1,163

Income before income taxes	7,446	3,229	15,330	8,270
Income tax provision	(2,874)	(1,198)	(5,837)	(3,071)

Net income	$4,572	$2,031	$9,493	$5,199

Basic net income per share	$0.26	$0.12	$0.55	$0.31

Diluted net income per share	$0.26	$0.11	$0.53	$0.29

Weighted average shares outstanding
Basic	17,402	17,119	17,338	16,941
Diluted	17,884	17,850	17,833	17,845

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SurModics Third Quarter 2003 Results

SurModics, Inc.
Revenue Summary
(In thousands)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,

	2003	2002	% Change	2003	2002	% Change

		(Unaudited)			(Unaudited)
Coatings revenue:
Royalties	$7,404	$2,272	226%	$14,059	6,669	111%
License fees	534	110	385%	1,189	569	109%
Reagent sales	2,138	1,834	17%	6,638	4,006	66%
Commercial development	1,367	1,766	(23%)	4,226	5,047	(16%)

Total coatings revenue	11,443	5,982	91%	26,112	16,291	60%
Other revenue:
Diagnostic royalties	593	748	(21%)	2,061	1,934	7%
Stabilization & slide sales	686	737	(7%)	2,118	2,118	0%
Government research	97	134	(28%)	317	426	(26%)

Total revenue	$12,819	$7,601	69%	$30,608	$20,769	47%

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SurModics Third Quarter 2003 Results

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	June 30,	September 30,
	2003	2002

Assets	(Unaudited)

Current assets:
Cash & investments	$6,917	$13,149
Accounts receivable	8,257	5,506
Inventories	831	746
Other current assets	1,282	1,475

Total current assets	17,287	20,876
Property & equipment, net	29,328	18,836
Long-term investments	40,144	30,726
Other assets	7,767	6,810

Total assets	$94,526	$77,248

Liabilities & Stockholders’ Equity
Total current liabilities	$11,022	$5,057
Deferred revenue	1,831	2,196
Total stockholders’ equity	81,673	69,995

Total liabilities & stockholders’ equity	$94,526	$77,248

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